Exhibit 99.1

The Wilber Corporation Announces
Fourth Quarter 2010 Results and Quarterly Dividend

Wilber Reinstates Quarterly Dividend and Notes Improvement in Asset Quality

Oneonta, New York, January 28, 2011 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today reported net income of $1.059 million and basic and diluted earnings per share of $0.10 for the three-month period ended December 31, 2010.  By comparison, the Company's net income and basic and diluted earnings per share for the three-month period ended December 31, 2009 were $2.001 million and $0.19, respectively.  The Company's return on average assets and return on average equity for the fourth quarter of 2010 were 0.47% and 5.37%, respectively, as compared to 0.87% and 10.90% for the same period in 2009.  This decrease was largely driven by a decrease in net interest income as average earning assets for the fourth quarter of 2010 were $848.840 million as compared to $877.030 million for the comparable prior year period, a $28.190 million or 3.2% decrease, and decreased yields on the investment securities and loan portfolios.  The Company recorded $400 thousand in the provision for loan losses for the quarter, a $450 thousand or 52.9% decrease from the comparable prior year period.  The level of nonperforming loans was $19.960 million at December 31, 2010 as compared to $23.736 million at September 30, 2010 and $12.880 million at December 31, 2009.

James M. Mack, President and CEO of the Bank said, “Our focus on reducing nonperforming loans is showing solid progress as we are down 16% from the third quarter of this year.  This has been a very challenging economic environment but we continue to work with our borrowers to reduce these levels and improve on our asset quality metrics.”

Net interest income for the three-month period ended December 31, 2010 was $7.181 million as compared to $8.510 million for the three-month period ended December 31, 2009, a $1.329 million or 15.6% decrease.  The decrease in net interest income was driven by a decline in average earning assets from $877.030 million in the fourth quarter of 2009 to $848.840 million in the fourth quarter of 2010, a $28.190 million or 3.2% decrease.  Additionally, tax-equivalent net interest margin declined by 53 basis points from 4.01% in the fourth quarter of 2009 to 3.48% in the fourth quarter of 2010.  The decrease was largely attributable to lower asset yields on the investment securities and loan portfolios reflective of lower market interest rates and an increase in nonperforming loans between comparable periods.

Noninterest income for the three-month period ended December 31, 2010 was $2.519 million.  This represents a $160 thousand or 6.0% decrease from the comparable 2009 period and was driven primarily by a decrease in net investment securities gains.  For the quarter, net investment securities gains were $941 thousand, as compared to $1.228 million for the fourth quarter of 2009, a decrease of $287 thousand or 23.4%.  This was partially offset by the net gain on the sale of residential loans of $209 thousand for the fourth quarter of 2010 as compared to $99 thousand for the same prior year period, attributable to lower market interest rates which generated greater amounts of refinancing.  Mr. Mack commented, “We are pleased with this level of activity through our Provantage Mortgage Division that gives us a valuable option for interest rate risk management by selling these longer term low interest rate loans to the secondary market.”

Noninterest expense for the fourth quarter of 2010 was $7.908 million as compared to $7.494 million for the fourth quarter of 2009, a $414 thousand or 5.5% increase.  Personnel expenses were $4.228 million for the quarter, $516 thousand greater than the comparable prior year period.  Loan collection expenses, net, declined by $234 thousand between comparable year over year quarters as the prior year reflected higher costs for a large commercial borrower and loan payoffs generated reimbursements of prior period collection costs.  FDIC assessment expenses were $447 thousand for the fourth quarter as compared to $1.074 million for the comparable prior year period, a reduction of $627 thousand or 58.4%.  In addition, the Company recorded increased professional fees of $764 thousand between comparable year over year quarters largely due to costs related to the impending merger with Community Bank System, Inc. announced in the early part of the fourth quarter of 2010.

The Company reported net income of $6.324 million and basic and diluted earnings per share of $0.59 for the twelve-month period ended December 31, 2010.  By comparison, the Company's net income and basic and diluted earnings per share for the twelve-month period ended December 31, 2009 were $7.401 million and $0.70, respectively.  This decrease of 14.6% in net income and 15.7% in basic and diluted earnings per share was principally due to lower levels of earning assets and tax-equivalent net interest margin.

For the twelve-month period ended December 31, 2010, the Company recorded $30.752 million in net interest income, a $1.584 million or 4.9% decrease over the comparable 2009 period.  This decline was driven by a 2.6% decrease in average earning assets to $873.579 million and a 13 basis point decrease in tax equivalent interest margin to 3.64%.  This decline in tax equivalent interest margin was due to the decrease in investment securities and loan yields and increase in nonperforming loans, both between comparable twelve-month periods.

Noninterest income for the twelve-month period ended December 31, 2010 was $10.329 million, as compared to $9.334 million for the same period in 2009.  This increase of $995 thousand or 10.7% was primarily due to a $782 thousand increase in net investment securities gains and a $249 thousand increase in trust fees.  This improvement was offset by an increase of $255 thousand in the provision for loan losses and a $580 thousand increase in noninterest expense, between comparable twelve-month periods.  The increase in noninterest expense was driven by an increase in professional fees as the Company addressed the problem loan environment and incurred costs related to the impending merger with Community Bank System, Inc.  Offsetting these increases was a reduction in FDIC assessment expense of $262 thousand, loan collection expenses of $146 thousand and occupancy and related expenses of $128 thousand, all between comparable twelve-month periods.

For the twelve-month period ended December 31, 2010, the Company recorded $3.825 million in provision for loan losses as compared to $3.570 million for the comparable prior year period, a 7.1% increase.  The allowance for loan losses of $9.657 million on December 31, 2010 represents a $1.035 million or 12.0% increase over the $8.622 million balance on December 31, 2009.  The ratio of allowance for loan losses to total period end loans was 1.85% at December 31, 2010 as compared to 1.47% at December 31, 2009, an increase of 38 basis points.

Asset Quality – Improvement Through the Fourth Quarter

The credit quality of our loan portfolio improved during the fourth quarter of 2010 after weakening through the first half of 2010.  Nonperforming loans, which include nonaccrual loans, loans 90 days or more past due and still accruing interest, and troubled debt restructured loans, were $19.960 million at December 31, 2010 as compared to $23.736 million at September 30, 2010 and $12.880 million at December 31, 2009.  “Nearly half of our nonperforming loans at the end of the fourth quarter were not past due on their contractual obligations, but were placed in nonaccrual due to either financial weakness exhibited by the borrower or late payments to the taxing agencies,” added Mr. Mack.  Potential problem loans, those loans performing but classified as “substandard” by the Bank’s loan rating system, were significantly reduced through the year as the Company reported potential problem loans of $8.597 million at December 31, 2010 as compared to $11.098 million at September 30, 2010, $17.362 million at June 30, 2010 and $24.866 million at December 31, 2009.

The Company recorded $799 thousand in net loan charge-offs during the fourth quarter of 2010.  This represents annualized net charge-offs of 0.60% based on average loans outstanding during the fourth quarter of 2010.  By comparison, during the fourth quarter of 2009, the Company recorded $1.390 million in net loan charge-offs due principally to four commercial borrowers, representing an annualized net charge off rate of 0.93%.  As a result, net charge-offs decreased $591 thousand or 42.5% between comparable fourth quarter periods.   Net loan charge-offs for the twelve-month period ended December 31, 2010 were $2.790 million as compared to $2.512 million for the same prior year period, a $278 thousand or 11.1% increase.

Regulatory Capital Ratios

The Bank’s Tier 1 leverage ratio was 8.45% and its total risk-based capital ratio was 14.48% for the fourth quarter of 2010, both of which continued their increasing trends throughout the year and exceeded the regulatory thresholds required to be classified as a well capitalized institution, which is 5.0% and 10.0%, respectively.  This compares to 7.72% and 12.59%, respectively, for the fourth quarter of 2009.

Dividend Declaration and Merger with Community Bank System, Inc.

The Company declared a quarterly dividend of $0.06 per share at its January 28, 2011 Board meeting.  The dividend will be paid on February 25, 2011 to shareholders of record on February 11, 2011.

On October 25, 2010, the Company announced it has entered into a definitive merger agreement with Community Bank System, Inc. (“Community”) (NYSE: CBU).  Under the terms of the agreement, Community will acquire the Company for approximately $101.8 million in stock and cash, and the Company will merge with and into Community, with Community being the surviving corporation (the “Merger”).  Immediately following the Merger, Wilber National Bank, will be merged with and into Community’s subsidiary bank, Community Bank, N.A. (“Community Bank”) and Community Bank will continue as the surviving bank.  In connection with the proposed merger, Community, on January 11, 2011, filed a preliminary Registration Statement on form S-4 with the SEC that included a Proxy Statement of the Company and a Prospectus of Community, as well as other relevant documents concerning the proposed transaction.  The Company’s shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents because they contain important information.  A free copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about the Company and Community are available at the SEC’s internet site (www.sec.gov).

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and a loan production office located in Saratoga County.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans, that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the fourth party broker-dealer firm INVeST. The Bank currently has 261 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

Contact:	Joseph E. Sutaris
Executive Vice President and CFO
(607) 433-4184

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts) Unaudited
		As of and for the three		As of and for the twelve
		months ended December 31,		months ended December 31,
Condensed Income Statement		2010	2009 ³	2010	2009 ³
Net interest income		$7,181	$8,510	$30,752	$32,336
Provision for loan losses		40	850	3,825	3,570
Net interest income after provision for loan losses		6,781	7,660	26,927	28,766
Noninterest income		2,519	2,679	10,329	9,334
Noninterest expense		7,908	7,494	28,690	28,110
Income before taxes		1,392	2,845	8,566	9,990
Income taxes		333	844	2,242	2,589
Net income		$1,059	$2,001	$6,324	$7,401

Share and Per Share Data
Average common shares outstanding (in thousands)		10,719	10,583	10,710	10,526
Period-end common shares outstanding (in thousands)		10,719	10,688	10,719	10,688
Average diluted common shares outstanding (in thousands)		10,720	10,583	10,710	10,526

Net income per share		$0.10	$0.19	$0.59	$0.70

Cash dividends declared		$-	$0.060	$0.180	$0.275

Book value per common share		$6.97	$6.82	$6.97	$6.82

Period-end Balances
Total assets		$869,386	$906,933	$869,386	$906,933
Earning assets		818,775	861,651	818,775	861,651
Loans, gross⁴		522,416	587,237	522,416	587,237
Allowance for loan losses		9,657	8,622	9,657	8,622
Deposits		716,447	753,740	716,447	753,740
Shareholders' equity		74,725	72,919	74,725	72,919

Average Balances
Total assets		$890,559	$911,034	$915,642	$931,471
Earning assets		848,840	877,030	873,579	896,548
Loans, gross⁴		531,247	593,189	558,418	597,762
Allowance for loan losses		9,858	9,011	9,451	8,541
Deposits		734,744	758,729	762,184	779,430
Shareholders' equity		78,181	72,809	76,241	69,605

Key Ratios
Earnings:
Return on average assets		0.47%	0.87%	0.69%	0.79%
Return on average equity		5.37%	10.90%	8.29%	10.63%
Net interest margin (tax-equivalent)		3.48%	4.01%	3.64%	3.77%
Efficiency ratio¹		86.35%	72.24%	75.94%	71.25%

Asset Quality
Net loan charge-offs to average loans, annualized		0.60%	0.93%	0.50%	0.42%
Allowance for loan losses to period-end loans		1.85%	1.47%	1.85%	1.47%
Allowance for loan losses to non-performing loans²		48%	67%	48%	67%
Non-performing loans to period-end loans²		3.82%	2.19%	3.82%	2.19%
Non-performing assets to period-end assets²		2.52%	1.64%	2.52%	1.64%

Common Stock Data
The Company's common stock ($0.01 par value per share)	2010	High Trade	Low Trade	Dividend
trades on the NYSE Amex under the symbol GIW.	4th Quarter	$11.35	$5.93	$-
	3nd Quarter	$6.40	$5.56	$0.060
	2nd Quarter	$7.00	$5.60	$0.060
	1st Quarter	$8.02	$6.21	$0.060

	2009	High Trade	Low Trade	Dividend
	4th Quarter	$8.65	$5.52	$0.060
	3rd Quarter	$12.00	$7.76	$0.060
	2nd Quarter	$14.15	$6.78	$0.060
	1st Quarter	$8.40	$6.71	$0.095

¹
Calculated by dividing total non-interest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus non-interest income other than securities gains and losses.

²	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.

³	Certain figures have been reclassified to conform with current period presentation.

⁴	Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.

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